For Immediate Release
The J. M. Smucker Company Announces Plans to Significantly Improve Supply Chain

•	Streamlining Coffee and Fruit Spreads Manufacturing Network

•	Annual Cost Savings of $60 Million Expected Once Fully Implemented

ORRVILLE, Ohio, March 24, 2010 —The J. M. Smucker Company (NYSE: SJM) today announced plans for significant investments to improve its supply chain as part of its ongoing efforts to enhance the long-term strength and profitability of its leading brands.

Executive Summary
In support of its approach for continuous improvement, the Company completed an extensive analysis of its coffee and fruit spreads supply chain network. As a result, it will commence a multi-project initiative to be implemented over the next three years. The initiative is a long-term investment to optimize production capacity and lower the overall cost structure.

The Company’s plans include significant capital investment in its coffee and namesake fruit spreads businesses over the next three years totaling approximately $220 million. Additionally, approximately $190 million in restructuring charges will be incurred over the course of the plan, of which $90 million are noncash charges. Key components of the plan include:

•	Capital investments for a new state-of-the-art food manufacturing facility in Orrville, Ohio, and expenditures for equipment and technology enhancements at its existing Ripon, Wisconsin, facility totaling $150 million. Fruit spreads, ice cream toppings, and syrups will be produced at the new Orrville plant, along with additional capacity to support future growth.

•	Closing the Memphis, Tennessee, and Ste. Marie, Québec, fruit spreads plants.

•	Capital investments totaling $70 million to consolidate all coffee production into the Company’s existing facilities in New Orleans, Louisiana.

•	Closing the Sherman, Texas, and Kansas City, Missouri, coffee plants.

“We are confident that this strategic decision is important for the long-term growth of the Company,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer. “However, it was difficult given the effect on employees, their families, and the communities related to the impacted facilities. We appreciate the contributions of our employees and are committed to treating them with fairness and respect as we transition these facilities over the next several years.”

“This initiative is consistent with the commitment we’ve had to continuous improvement throughout our history,” added Richard Smucker, Executive Chairman and Co-Chief Executive Officer. “The significant investment we are making in our coffee and fruit spreads businesses will help us achieve our long-term financial objectives, strengthen our category leadership positions, and enable us to deliver even greater value to our consumers, customers, and shareholders.”

Manufacturing Network Impact
Construction of the new Orrville manufacturing facility is expected to commence in the fall of 2010 with initial production start-up in the summer of 2012. Production is anticipated to be phased in through the summer of 2013, at which time the Company expects to close its Memphis and Ste. Marie facilities.

The new facility replaces the Company’s existing manufacturing plant in Orrville which is over 60 years old. As a result of new technologies and efficiency improvements designed into the new facility, a reduction of the Orrville plant workforce of approximately 40 percent is anticipated over the next three years.

Upon completion of the new facility, production of the Company’s fruit spreads, syrups, and ice cream toppings for its consumer and foodservice businesses in the U.S. and Canada will primarily be concentrated in Orrville and Ripon. Planned capital investments for equipment and technology at the Ripon plant will support increased volume and provide operational flexibility.

To support the consolidation of its coffee operations, the Company is investing $70 million in its New Orleans coffee facilities. The investments will expand production at its two production facilities in New Orleans and expand capacity at its nearby finished goods warehouse. Significant upgrades have been made to the New Orleans facilities over the past several years to further enhance the business continuity plans specifically related to hurricane-related events. The Sherman and Kansas City operations are projected to close in the spring of 2011 and summer of 2012, respectively.

As a result of these initiatives, manufacturing facilities in North America will be reduced from 22 to 18. When fully implemented, these actions are estimated to result in a total reduction of approximately 700 full-time positions, or 15 percent of the Company’s workforce.

Financial Impact
The Company expects to incur restructuring charges of approximately $190 million over a five-year fiscal period. Restructuring charges include approximately $100 million of cash expenditures, including employee-related costs, site preparation and equipment relocation, and production start-up expenses. Also included in restructuring costs are $90 million of noncash charges, primarily accelerated depreciation and asset write-downs. Restructuring cash outlays are expected to be fairly even across the fiscal 2011 to 2013 timeframe.

Approximately $10 million of the charges are expected to be incurred in the fourth quarter of fiscal 2010 bringing the Company’s total estimated restructuring and merger and integration costs for the year to $40 million to $45 million. The balance of the restructuring charges will be incurred over the next four fiscal years, with approximately 80 percent incurred by the end of fiscal 2012.

Based on preliminary project timelines, capital expenditures of approximately $90 million, $105 million, and $25 million are expected in fiscal 2011, 2012, and 2013, respectively. The Company estimates its total annual capital expenditures to range between 4 percent and 5 percent of net sales during these three fiscal years.

The Company plans to finance the projects through a combination of existing cash balances, cash provided from future operations, and existing credit facilities. Further, the Company believes that cash expenditures associated with these initiatives will not have a significant impact on its ability to meet other cash requirements.

The Company expects annual savings will approximate $60 million when fully implemented, excluding one-time costs. Initial benefits will modestly impact fiscal 2011 and continue to increase each year until fully realized in fiscal 2015. The Company expects to reinvest a portion of the future savings into the business. The savings will primarily impact the U.S. retail coffee market segment and U.S. retail consumer market segment profit margins.

Long term, the Company is committed to its strategic targets of growing net sales on average at 6 percent and earnings per share at a rate of 8 percent or greater, per annum, excluding the impact of restructuring and merger and integration charges.

About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments. Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick’s® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. The Company has appeared on FORTUNE Magazine’s list of the 100 Best Companies to Work For in the United States 12 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury® is a trademark of The Pillsbury Company, used under license; Carnation® is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	the ability to successfully implement price changes;

•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;

•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;

•	the impact of natural disasters, including crop failures and storm damage;

•	changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;

•	the ability of the Company to obtain any required financing;

•	the timing and amount of capital expenditures, restructuring costs, and merger and integration costs;

•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;

•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;

•	foreign currency and interest rate fluctuations;

•	political or economic disruption;

•	other factors affecting share prices and capital markets generally; and

•	the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Senior Vice President and Chief Financial Officer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications